Exhibit 99.1

VAREX ANNOUNCES FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2022

SALT LAKE CITY, November 15, 2022 – Varex Imaging Corporation (Nasdaq: VREX) today announced its unaudited financial results for the fourth quarter of fiscal year 2022.

Q4 FY22 Summary
•Record revenues of $231 million
•GAAP gross margin 32% | Non-GAAP gross margin* 33%
•GAAP operating expense $50 million | Non-GAAP operating expense* $47 million
•GAAP operating margin 11% | Non-GAAP operating margin* 13%
•GAAP net earnings $0.32 per diluted share | Non-GAAP net earnings* $0.42 per diluted share

FY22 Summary
•Record revenues of $859 million
•GAAP gross margin 33% | Non-GAAP gross margin* 34%
•GAAP operating expense $195 million | Non-GAAP operating expense* $179 million
•GAAP operating margin 10% | Non-GAAP operating margin* 13%
•GAAP net earnings $0.73 per diluted share | Non-GAAP net earnings* $1.43 per diluted share

“I am pleased to announce a strong finish to another fiscal year, with revenues reaching $231 million in the fourth quarter of fiscal 2022, a new quarterly record for Varex. Global demand for our products was solid during the quarter and a slowly improving supply chain and our supplier diversification efforts allowed us to convert more orders to sales.” said Sunny Sanyal, Chief Executive Officer of Varex. Sanyal added, “As we start a new fiscal year, I look forward to our prospects to grow in fiscal 2023 and beyond."

Varex’s revenues in the fourth quarter increased 8% sequentially from the third quarter of fiscal year 2022 with the Medical segment up 9% and the Industrial segment up 6%. Compared to prior year Q4, overall revenues grew 2% with Medical flat and Industrial up 9%. Non-GAAP gross margin was 33% percent and non-GAAP EPS of $0.42 was driven primarily by higher sales along with disciplined operating expense management.

Sanyal continued, "Fiscal year 2022 presented various challenges, including supply chain disruptions and inflationary pressure. Varex employees managed through these disruptions, leading to growth in sales and earnings, and we made progress with new products and investments in future growth.”

Balance Sheet & Cash Flow
Cash flow from operations was $17 million for the fourth quarter of fiscal year 2022. Cash, cash equivalents and marketable securities finished the quarter and fiscal year at $113 million. This included a $27 million financing cash outflow related to the bond redemption during the second quarter.

Outlook
The following guidance is provided for the first quarter of fiscal year 2023:

•Revenues are expected to be between $195 million and $215 million
•Non-GAAP net earnings per diluted share is expected to be between $0.10 and $0.30
◦Non-GAAP EPS guidance takes into account the adoption of ASU 2020-06, related to the accounting for convertible instruments. Under this accounting standard, there may be scenarios where the EPS calculation adds back the convertible loan interest expense to net income and adds approximately 8 million shares underlying our convertible notes and associated bond hedge to the 41 million diluted shares. For an illustrative view of potential scenarios, please see the appendix of our Q4 FY22 earnings slide deck, which can be found on our website at vareximaging.com/quarterly-reports.

Guidance for the company's net earnings per diluted share is provided on a non-GAAP basis only. This non-GAAP financial measure is forward-looking, and the company is unable to provide a meaningful or accurate GAAP forecast of net earnings per diluted share without unreasonable effort due to the uncertainty of amounts and timing of unusual items, such as restructuring costs.

Non-GAAP Financial Measures
*Please refer to "Reconciliation between GAAP and non-GAAP Financial Measures" below for a reconciliation of non-GAAP items to the comparable GAAP measures.

Conference Call Information
Varex will conduct its earnings conference call for the fourth quarter of fiscal year 2022 today at 3:00 p.m. Mountain Time. The conference call, including a supplemental slide presentation, will be webcast live and can be accessed at Varex’s website at vareximaging.com/investors. Access will also be available by dialing 877-524-8416 from anywhere in the U.S. or by dialing 412-902-1028 from non-U.S. locations. The webcast and supplemental slide presentation will be archived on Varex’s website. A replay of the call will be available from today through November 29th at 877-660-6853 from anywhere in the U.S. or 201-612-7415 from non-U.S. locations. The replay access code is 13733761. The listen-only webcast link is:
https://event.choruscall.com/mediaframe/webcast.html?webcastid=OHmD3uwi

About Varex
Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 70+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate Varex’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose, protect and inspect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,300 people located in North America, Europe, and Asia. For more information visit vareximaging.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements concerning unaudited financial results; Q1FY23 revenue and earnings guidance; industry or market outlook; customer demand and revenue trends; revenues, product volumes, or other expected future financial results or performance; and any statements using the terms “believe,” “expect,” “intend,” “outlook,” “future,” “anticipate,” “will,” “could,” “estimate,” “outlook,” “guidance,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause Varex’s actual results to differ materially from those anticipated. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. Such risks and uncertainties include supply chain and logistical challenges; price increases from suppliers and service providers and inflation generally; the severity and duration of the COVID-19 pandemic and its impact on both the global economy and Varex’s business; shifts in product mix; the continued impact of tariffs or a global trade war on Varex’s products and customer purchasing patterns; economic and political conditions globally or regionally, including any impact due to armed conflicts (such as the recent conflict between Russia and Ukraine as well as governmental sanctions imposed in response); demand for and delays in delivery of products of Varex or its customers; litigation costs; Varex’s ability to develop, commercialize and deploy new products; the impact of reduced or limited demand by purchasers of certain X-ray products; the impact of competitive products and pricing; and the other risks listed from time to time in our filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. Any forward-looking statements made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Varex assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Varex has not filed its Form 10-K for the fiscal year 2022. All financial results described here should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time Varex files the Form 10-K.

# # #

For Information Contact:
Christopher Belfiore
Director of Investor Relations
Varex Imaging Corporation
801.973.1566 | christopher.belfiore@vareximaging.com

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except for per share amounts)	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
Revenues, net
Medical	$181.5	$180.7	$674.7	$643.8
Industrial	49.9	45.6	184.7	174.3
Total revenues	231.4	226.3	859.4	818.1
Gross profit
Medical	56.8	56.9	210.5	203.2
Industrial	17.7	18.7	73.0	68.3
Total gross profit	74.5	75.6	283.5	271.5
Operating expenses:
Research and development	20.2	17.8	77.0	71.9
Selling, general and administrative	29.7	31.3	118.3	125.5
Total operating expenses	49.9	49.1	195.3	197.4
Operating income	24.6	26.5	88.2	74.1
Interest income	0.2	0.1	0.4	0.1
Interest expense	(9.4)	(10.8)	(39.8)	(42.1)
Other expense, net	(1.3)	(1.0)	(4.3)	(3.5)
Interest and other expense, net	(10.5)	(11.7)	(43.7)	(45.5)
Income before taxes	14.1	14.8	44.5	28.6
Income tax expense	0.9	6.0	13.7	10.7
Net income	13.2	8.8	30.8	17.9
Less: Net income attributable to noncontrolling interests	0.1	0.1	0.5	0.5
Net income attributable to Varex	$13.1	$8.7	$30.3	$17.4
Net income per common share attributable to Varex
Basic	$0.33	$0.22	$0.76	$0.44
Diluted	$0.32	$0.20	$0.73	$0.43
Weighted average common shares outstanding
Basic	40.0	39.4	39.8	39.3
Diluted	40.9	43.5	41.6	40.3

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions, except share and per share amounts)	September 30, 2022	October 1, 2021
Assets
Current assets:
Cash and cash equivalents	$89.4	$144.6
Account receivable, net	173.3	155.3
Inventories, net	303.2	224.8
Prepaid expenses and other current assets	44.0	29.5
Total current assets	609.9	554.2
Property, plant and equipment, net	141.3	140.2
Goodwill	284.5	292.2
Intangible assets, net	33.6	50.7
Investments in privately-held companies	46.4	49.3
Deferred tax assets	2.3	4.0
Operating lease assets	23.2	24.3
Other assets	43.2	32.6
Total assets	$1,184.4	$1,147.5
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$78.2	$58.8
Accrued liabilities and other current liabilities	81.4	89.7
Current operating lease liabilities	4.0	6.2
Current maturities of long-term debt	2.1	2.8
Deferred revenues	7.4	9.1
Total current liabilities	173.1	166.6
Long-term debt, net	412.3	431.7
Deferred tax liabilities	0.5	2.2
Operating lease liabilities	18.0	18.7
Other long-term liabilities	33.8	31.8
Total liabilities	637.7	651.0

Stockholders' equity:
Preferred stock, $.01 par value: 20,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value: 150,000,000 shares authorized
Shares issued and outstanding: 40,085,126 and 39,435,830 at September 30, 2022 and October 1, 2021, respectively	0.4	0.4
Additional paid-in capital	469.1	449.4
Accumulated other comprehensive income	0.1	—
Retained earnings	63.8	33.5
Total Varex stockholders' equity	533.4	483.3
Noncontrolling interests	13.3	13.2
Total stockholders' equity	546.7	496.5
Total liabilities and stockholders' equity	$1,184.4	$1,147.5

VAREX IMAGING CORPORATION
RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
GROSS PROFIT RECONCILIATION
Revenues, net	$231.4	$226.3	$859.4	$818.1
Gross profit	$74.5	$75.6	$283.5	$271.5
Amortization of intangible assets	1.7	2.0	7.2	8.6
Restructuring charges	—	—	—	0.2
Other non-operational costs	—	—	—	3.5
Non-GAAP gross profit	$76.2	77.6	290.7	283.8
Gross margin %	32.2%	33.4%	33.0%	33.2%
Non-GAAP gross margin %	32.9%	34.3%	33.8%	34.7%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE RECONCILIATION
Selling, general and administrative	$29.7	$31.3	$118.3	$125.5
Amortization of intangible assets	1.7	2.1	7.4	8.2
Restructuring charges	1.7	0.1	7.3	0.8
Acquisition and integration related costs	—	0.1	—	1.5
Impairment charges	—	0.5	—	0.5
Other non-operational costs	(0.6)	1.3	1.4	5.4
Non-GAAP selling, general and administrative expense	$26.9	$27.2	$102.2	$109.1

OPERATING EXPENSE RECONCILIATION
Total operating expenses	$49.9	$49.1	$195.3	$197.4
Amortization of intangible assets	1.7	2.1	7.4	8.2
Restructuring charges	1.7	0.1	7.3	0.8
Acquisition and integration related costs	—	0.1	—	1.5
Impairment charges	—	0.5	—	0.5
Other non-operational costs	(0.6)	1.3	1.4	5.4
Non-GAAP operating expense	$47.1	$45.0	$179.2	$181.0

VAREX IMAGING CORPORATION RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES (Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
OPERATING INCOME RECONCILIATION
Operating income	$24.6	$26.5	$88.2	$74.1
Amortization of intangible assets (includes amortization impacts to cost of revenues)	3.4	4.1	14.6	16.8
Restructuring charges (includes restructuring impact to cost of revenues)	1.7	0.1	7.3	1.0
Acquisition and integration related costs	—	0.1	—	1.5
Impairment charges	—	0.5	—	0.5
Other non-operational costs (includes other non-operational impacts to cost of revenues)	(0.6)	1.3	1.4	8.9
Total operating income adjustments	$4.5	$6.1	$23.3	$28.7
Non-GAAP operating income	$29.1	$32.6	$111.5	$102.8
Operating margin	10.6%	11.7%	10.3%	9.1%
Non-GAAP operating margin	12.6%	14.4%	13.0%	12.6%

INCOME BEFORE TAXES RECONCILIATION
Income before taxes	$14.1	$14.8	$44.5	$28.6
Total operating income adjustments	4.5	6.1	23.3	28.7
Convertible notes non-cash interest expense	2.3	2.0	8.8	7.9
Other non-operational costs	—	1.5	1.2	1.5
Total income before taxes adjustments	$6.8	$9.6	$33.3	$38.1
Non-GAAP income before taxes	$20.9	$24.4	$77.8	$66.7

INCOME TAX EXPENSE RECONCILIATION
Income tax expense	$0.9	$6.0	$13.7	$10.7
Tax effect on non-GAAP adjustments	(2.7)	0.2	(6.1)	(3.5)
Non-GAAP income tax expense	$3.6	$5.8	$19.8	$14.2

VAREX IMAGING CORPORATION RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES (Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
NET INCOME AND DILUTED NET INCOME PER SHARE RECONCILIATION
Net income attributable to Varex	$13.1	$8.7	$30.3	$17.4
Total income before taxes adjustments	6.8	9.6	33.3	38.1
Effective tax rate on non-GAAP adjustments	(39.7)%	2.1%	(18.3)%	(9.2)%
Tax effect on non-GAAP adjustments	(2.7)	0.2	(6.1)	(3.5)
Non-GAAP net income	$17.2	$18.5	$57.5	$52.0
Diluted net income per share	$0.32	$0.20	$0.73	$0.43
Non-GAAP diluted net income per share	$0.42	$0.45	$1.43	$1.31

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING RECONCILIATION
GAAP weighted average common shares - dilutive	40.9	43.5	41.6	40.3
Dilution offset from convertible notes hedge transaction	(0.5)	(2.5)	(1.3)	(0.6)
Non-GAAP dilutive shares	40.4	41.0	40.3	39.7

ADJUSTED EBITDA RECONCILIATION
Net income attributable to Varex	$13.1	$8.7	$30.3	$17.4
Interest expense	9.4	10.8	38.6	42.1
Income tax expense	0.9	6.0	13.7	10.7
Depreciation	4.7	5.0	19.0	20.5
Amortization	3.4	4.1	14.6	16.8
Stock based compensation	3.3	3.3	14.0	13.9
Restructuring charges	1.7	0.1	7.3	1.0
Acquisition and integration related costs	—	0.1	—	1.5
Impairment charges	—	0.5	—	0.5
Other non-operational costs	(0.6)	2.8	2.6	10.4
Adjusted EBITDA	$35.9	$41.4	$140.1	$134.8

Discussion of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. These measures include: non-GAAP gross profit; non-GAAP gross margin; non-GAAP operating expense; non-GAAP operating earnings; non-GAAP operating earnings margin; non-GAAP earnings before taxes; non-GAAP net earnings; non-GAAP net earnings per diluted share, non-GAAP dilutive shares; and non-GAAP EBITDA. We are providing a reconciliation above of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. We are unable to provide without unreasonable effort a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, and forecasting and planning for future periods. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business by excluding unusual and one-time costs. We believe that disclosing non-GAAP financial measures provides useful supplemental data that allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

Non-GAAP measures include the following items:
Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Purchase price accounting charges to cost of revenues: We may incur charges to cost of revenues as a result of acquisitions. We believe that excluding these charges allows the users of our financial statements to better understand the historic and current cost of our products, our gross margin, and also facilitates comparisons to peer companies.

Restructuring charges: We incur restructuring charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Acquisition and integration related costs: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in fair value of acquisition related hedges, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business. We also incur expenses or benefits with respect to certain items associated with our acquisitions, such as integration costs relating to acquisitions for any costs incurred prior to closing and up to 12 months after the closing date of the acquisition.

Impairment charges: We may incur impairment charges that result from events which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business and such charges may limit the comparability of our on-going operations with prior and future periods.

Other non-operational costs: Certain items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s ongoing business operations. These may include such items as non-ordinary course litigation, legal settlements, inventory write-downs for discontinued products, cost of facilities no longer in use, extinguishment of debt and hedge costs, environmental settlements, governmental settlements including tax settlements, and other items of similar nature.

Convertible notes non-cash interest expense: We issued convertible notes in June 2020 at a discount related to the conversion feature of the notes and capitalized certain costs related to the issuance of these notes. The discount and capitalized issuance costs are amortized into interest expense over the term of the convertible notes. The amortization recognized for the convertible notes will be greater than the cash interest payments for the notes. We believe that excluding the convertible notes non-cash interest expense allows the users of our financial statements to better understand the historic and current results of our operations. This also facilitates comparisons to peer companies.

Non-operational tax adjustments: Certain tax items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations. These may include such items as the retroactive impact of significant changes in tax laws, including changes to statutory tax rates and one-time tax charges.

Tax effects of operating earnings adjustments: We apply our non-GAAP adjustments to the GAAP pretax income to calculate the non-GAAP effective tax rate. This application of our non-GAAP effective tax rate excludes any discrete items, as defined in the guidance for accounting for income taxes in interim periods, or any other non-operational tax adjustments.

Dilution offset from convertible notes hedge transaction: In connection with the issuance of the Company’s Convertible Senior Unsecured Notes (the Convertible Notes) in June 2020, the Company entered into convertible note hedge transactions (the Hedge Transactions) to reduce the potential dilutive effect on common shares upon the eventual conversion of the Convertible Notes. GAAP diluted shares outstanding includes the incremental dilutive shares from the Company’s Convertible Notes. Under GAAP, the anti-dilutive impact of the Convertible Note Hedge Transactions is not reflected in GAAP diluted shares outstanding. In periods in which the average stock price per share exceeds $20.81 and the Company has GAAP net income, the non-GAAP diluted share count includes the anti-dilutive impact of the Company’s Hedge Transactions, which reduces the potential dilution that otherwise would occur upon conversion of the Company’s Convertible Notes. We believe non-GAAP diluted shares is a useful non-GAAP metric because it provides insight into the offsetting economic effect of the Hedge Transactions against potential conversion of the Convertible Notes.